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                                                                   EXHIBIT 3.1


           CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                      OF

                         IMTEK OFFICE SOLUTIONS, INC.


It is hereby certified that:

          1. The name of the corporation (hereinafter called the "corporation") is:

                              IMTEK OFFICE SOLUTIONS, INC.

          2. Article III of the certificate of incorporation of the corporation is hereby amended to read as follows:


Article III. The total number of shares of stock which the Corporation shall have the authority to issue shall be 250,000,000 shares of Common Stock of the par value of $.000001 per share and 5,000,000 shares of Preferred Stock of the par value of $.01 per share.

The Preferred Stock may be issued from time to time in series. All Preferred Stock shall be of equal rank and identical, except in respect to the particulars that may be fixed by the board of directors. The board of directors is authorized to fix, in the manner and to the full extent provided and permitted by law, all provisions of the shares of each series of Preferred Stock set forth below:

1. The distinctive designation of all series and the number of shares that shall constitute those series;

2. The annual rate of dividends payable on the shares of all series and the time, conditions and manner of payment;

3. The redemption price or prices, if any, for the shares of each, any and all series.

4. The amount payable upon shares of each series in the event of voluntary or involuntary liquidation and the relative priority of each series in the event of liquidation.

5. The rights, if any, of the holders of shares of each series to convert those shares into Common Stock and the terms and conditions of that conversion.
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6.  The voting rights, if any, of the holders of shares of each series.


          3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation law of the State of Delaware.



Signed on January       , 1998
                                               ---------------------------------
                                                  Edwin C. Hirsch, President